EXHIBIT 99.1
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GMX RESOURCES INC.
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FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

Ken L. Kenworthy, Sr.                             Ken L. Kenworthy, Jr.
Executive V. P., CFO                              President, CEO
405.600.0711 x16                                  405.600.0711 x11

GMX RESOURCES INC. ANNOUNCES AGREEMENT SIGNED FOR DRILLING RIG FOR ITS USE IN PHASE III, 1Q05 PRODUCTION 87% INCREASE FROM 1Q04 AND OPERATIONS UPDATE

OKLAHOMA CITY, OKLAHOMA, WEDNESDAY, APRIL 6, 2005 GMX RESOURCES INC., NASDAQ
NMS: 'GMXR'; WARRANTS: 'GMXRW', (WWW.GMXRESOURCES.COM); GMXR announced the Company has entered into a one year drilling contract to operate and drill wells on its 100% owned Company operated PHASE III development in its East Texas properties. The rig is capable of drilling the Company's 10,000' depth Cotton Valley Sand wells and should be on location in May 2005. This drilling will be funded internally from cash flow and the Company's existing line of credit and should increase the number of net wells drilled in the joint development by nearly 200% over 2004 PHASE I completions, as a result of the Company's higher ownership percentages in PHASE III.

The details of the contract terms are as follows: 1-year term, extension with mutual agreement, $13,500 per operating and standby day rates, including contractor assurances for equipment and crew performance, and termination fees payable by the Company for early termination and the contractor is unable to provide services to other operators on equivalent terms. In addition, the Company has the right to require the contractor to upgrade the rig's existing pumps if necessary (expected to cost approximately $1 million) and has agreed to provide one year financing to the contractor for such purpose. The rig has been under contract with larger independents in another State and will begin the move to East Texas after finishing its current obligations.


OPERATIONAL AND JOINT DEVELOPMENT UPDATE:

1Q05 ACTIVITY JD
During the first quarter, Penn Virginia Oil & Gas, L.P. ("PVOG"), a subsidiary of Penn Virginia Corporation (NYSE: PVA) completed five and drilled four Cotton Valley wells in PHASE I of our joint development ("JD") project (GMXR has 30% interest in PHASE I). Several 2nd Stage fracture treatments were done in other Upper Cotton Valley Sands and eight more wells had tubing installed.

2005 PLANNED ACTIVITY JD
PVOG is currently drilling well number 22. Drilling in PHASE II will begin this quarter, in which GMX has a 20% carried interest in the first two wells and then return to PHASE I. Completion of additional zones and fracture treatments are planned for several wells and installation of tubing will be forthcoming in at least eight more producing wells.

1Q05 ACTIVITY COMPANY
One of the last three re-completions is on gas lift and currently producing 200mcfgpd, the other two are still under completion and installation of gas lift.

2005 PLANNED ACTIVITY COMPANY
Ken Kenworthy, Jr., Chief Executive Officer of GMXR stated, "We will begin drilling 100% wells in PHASE III as soon as the rig arrives. We have been preparing field operations to begin continuous drilling as early as May 2005. We will postpone additional re-completion efforts and focus our efforts and capital towards development of the Cotton Valley Sand in PHASE III. Our `2005 Plan' now is estimated to achieve the drilling of 23 gross and 11.6 net wells across the entire property base, which is almost a 200% increase in net wells when compared to 2004. We are currently budgeting approximately $23 million which is expected to be funded out of cash flow and availability under our bank credit facility."

FIRST QUARTER PRODUCTION
Our 1Q05 production is estimated to be 396mmcfe, which is an 87% increase over 1Q04. Most of our PHASE I producing wells were under 2nd stage completions and/or having equipment installations done during the quarter which resulted in significant shut-ins of wells which reduced 1Q05 production.

NEW MEXICO
In New Mexico, in Lea County, GMXR has elected to participate with Yates Petroleum Corporation, in the drilling of a Morrow test to 12,600 feet in the Godden BGI State #1 in the SE NW of Section 1 T10S - R33E, which is expected to spud by June of 2005. We granted an extension to drill the test well so that they might have more time to work on some additional offset lease agreements.

GMX RESOURCES INC. is an independent natural gas producer, headquartered in Oklahoma City, Oklahoma. GMXR has interests in 71 gross/46.1 net producing wells in Texas, Louisiana & New Mexico. GMXR also has a large inventory of development prospects in North Carthage Field of East Texas as follows: 67 gross- 39 net Cotton Valley Sand (CVS) proved undeveloped wells, 113 gross- 74 net CVS probable locations on 160-80 acre spacing and 275 gross- 150 net probable CVS locations on 40 acre spacing. The Company's strategy is to significantly grow production, grow its natural gas reserves and build shareholder value.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the company's financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the company's properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company's properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the company's ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the company. Reference is made to the company's reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.